                                EXHIBIT  11 (a)
                                ---------------
                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
          ------------------------------------------------------------
                      ( In thousands except share data )

                                                 Three Months ended
                                               ----------------------
                                                Nov. 30,    Nov. 30,
                                                  1993        1992
                                               ----------   ---------
  Net earnings                                     $5,723      $2,854

  Weighted average number
     of shares outstanding                     11,070,415  10,665,982

  Dilutive effect of stock option and
     purchase plans, after application
     of treasury stock method                     370,394     224,588

  Shares used in calculating primary
     net earnings per share before             11,440,809  10,890,570
     December 1993 four-for-three
     stock split

  Adjustment for December 1993
     four-for-three stock split                 3,813,603   3,630,190

  Shares used in calculating primary           15,254,412  14,520,760
     net earnings per share

  Earnings per share before the
     December 1993 four-for-three stock split       $0.50       $0.26

  Earnings per share after the
     December 1993 four-for-three stock split       $0.38       $0.20


  * Fully diluted earnings per share are identical to primary earnings per share.


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